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Exhibit 24.1


                             INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in the registration statements filed on Forms S-8 in connection with the Company's 1988 stock Option Plan, the 1990 Stock Option Plan for Irish Employees, the 1991 Employee Stock Purchase Plan, the 1991 Directors' Stock Option Plan, the 1983 Raycom Stock Option Plan, the 1993 Raycom Stock Option Plan, the 1995 Executive Stock Option Plan, and the 1996 Directors' Stock Option Plan of our report dated January 14, 1997 appearing in this Annual Report on Form 10-K of Retix for the year ended December 28, 1996.




DELOITTE & TOUCHE LLP
Los Angeles, California
February 14, 1997